Exhibit 99.1

   Pope & Talbot Announces Third Quarter 2005 Results and Announces
                            Dividend Action

    PORTLAND, Ore.--(BUSINESS WIRE)--Nov. 4, 2005--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $8.8 million, or $0.54 per share for the three months ended September 30, 2005, compared with net income of $7.8 million, or $0.48 per diluted share, reported for the same period in 2004 and a net loss of $7.0 million, or $0.43 per share, for the second quarter of 2005. Revenues were $212.7 million for the third quarter compared with $199.1 million for the third quarter of 2004, and earnings before interest, taxes, depreciation and amortization (EBITDA) was a negative $1.8 million compared with EBITDA of $26.4 million one year ago.
    On November 3, 2005, the Company's Board of Directors suspended the quarterly dividend to conserve the Company's net worth and cash balances.
    The year-over-year decline in earnings was driven primarily by a combination of market price decreases for the Company's pulp and lumber businesses, as well as increases in the Company's cost of goods sold. In particular, the Canadian to U.S. dollar exchange rate continues to cause significant year-over-year increases in the cost of goods sold. For the quarter ended September 30, 2005, the average Canadian to U.S. dollar exchange rate was .83 versus .80 for the quarter ended June 30, 2005, and was significantly higher than the average .76 rate for the third quarter of 2004. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased third quarter 2005 reported cost of goods sold by approximately $13.5 million as compared with the third quarter of 2004.
    Lumber import duty deposits on Canadian softwood lumber continue to negatively affect lumber costs. Import duties totaled $10.4 million in the third quarter of 2005, compared with $13.0 million in the same quarter of 2004 and $10.1 million in the second quarter of 2005. The decrease in duties paid compared with 2004 reflected the decrease in duty deposit rates from a combined rate of 27.22 percent in 2004 to
20.15 percent in 2005.
    "We are pleased with the performance and production improvements of both our pulp and lumber mills; however, the year-to-year decline in prices for the Company's lumber and pulp products, foreign exchange driven cost increases, and continuation of the lumber trade dispute have all lead to the continued erosion of Pope & Talbot's financial performance," stated Mike Flannery, Chairman and Chief Executive Officer.

    Pulp

    Pope & Talbot's third quarter 2005 pulp sales volume increased 11 percent, with pulp sales revenues largely unchanged, compared with the third quarter 2004. The average price realized per metric ton sold during the quarter decreased nine percent from the third quarter of 2004. The third quarter 2005 pricing represented a five percent decrease from the second quarter of 2005.
    In the third quarter of 2005, pulp cost of goods sold increased eight percent compared with the third quarter of 2004. The increase in cost of goods sold was primarily the result of the 11 percent increase in sales volume and foreign exchange driven cost increases of approximately $6.7 million, or seven percent, compared with the third quarter of 2004.

    Wood products

    Pope & Talbot's third quarter 2005 lumber sales volume increased 41 percent, primarily due to the Fort St. James acquisition, with wood products sales revenues increasing 14 percent, compared with the third quarter of 2004. The average price realized per thousand board feet sold during the quarter decreased 19 percent in the third quarter of 2004. Third quarter 2005 pricing also declined five percent relative to second quarter 2005 average price realization.
    In the third quarter of 2005, wood products cost of goods sold increased 40 percent compared with the third quarter of 2004. The 41 percent increase in lumber sales volume was the principle cause of the increase in cost of goods sold, along with foreign exchange driven cost increases of approximately $6.8 million.

    Selected Statistics

                                           Second    Nine months ended
                         Third Quarter     Quarter     September 30,
--------------------- ------------------- --------- ------------------
                         2005      2004      2005     2005      2004
--------------------- --------- --------- --------- --------- --------
Sales Volumes
 (thousands):
Pulp (metric tons)    204,800   185,200   187,300   601,200   587,800
Lumber (thousand
 board feet)          246,000   174,400   216,300   647,300   485,500

Production Volumes
 (thousands):
Pulp (metric tons)    209,900   203,600   189,600   602,500   598,700
Lumber (thousand
 board feet)          245,200   169,000   227,100   657,500   503,900

Average Price
 Realizations: (A)
Pulp (metric tons)   $    512  $    562  $    539  $    534  $    549
Lumber (thousand
 board feet)         $    390  $    483  $    411  $    411  $    451

Notes:
(A) Gross invoice price less trade discounts.

    In the third quarter of 2005, Pope & Talbot's capital expenditures were $10.9 million and depreciation was $9.7 million. At the end of the quarter, total debt was $292.5 million, an increase of $18.0 million from June 30, 2005, and $57.3 million from year-end 2004. As of September 30, 2005, the Company had borrowing capacity under its revolving lines of credit and their restrictive covenant requirements of approximately $84.2 million. Stockholders' equity was $147.4 million, a decrease of $16.2 million from year-end 2004. On September 30, 2005, the ratio of total debt to total capitalization was 66 percent, up from 59 percent at year-end 2004.
    As of September 30, 2005, the Company required and obtained waivers from the other parties to its Halsey pulp mill leases to avoid a violation of one of the financial covenants in those leases. The Company does not expect to be in compliance with the financial covenants of those leases as of December 31, 2005, and therefore will require a further waiver or amendment or other negotiated resolution.
    Pope & Talbot, Inc. will be holding a conference call on Friday, November 4, 2005, at 10:00 a.m. PST (1:00 p.m. EST.) The call-in number is 416-695-5259. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York stock exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the Web site: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
                (Thousands except per share, unaudited)

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                        Third Quarter     Second      September 30,
                                          Quarter
                     ------------------- --------- -------------------
                       2005      2004       2005     2005      2004
                     --------  --------  --------- --------  --------

Revenues:
  Pulp               $104,833  $104,583  $100,901  $320,936  $323,322
  Wood Products
   Lumber              95,946    84,192    88,860   265,803   218,931
   Chips, logs and
    other              11,957    10,369    12,332    35,300    27,770
                      --------  --------  --------  --------  --------
       Total Wood
        Products      107,903    94,561   101,192   301,103   246,701
                      --------  --------  --------  --------  --------
           Total
            revenues  212,736   199,144   202,093   622,039   570,023
                      --------  --------  --------  --------  --------
Costs and expenses:
  Pulp cost of sales  106,144    97,877   101,743   319,138   298,964
  Wood Products cost
   of sales           108,018    76,889    97,006   288,403   210,059
  Selling, general
   and administrative  10,123     7,803     8,567    27,312    25,276
                      --------  --------  --------  --------  --------
Operating income
 (loss)               (11,549)   16,575    (5,223)  (12,814)   35,724
Interest expense,
 net                    5,458     4,985     5,227    15,820    15,385
                      --------  --------  --------  --------  --------

Income (loss) before
 income taxes         (17,007)   11,590   (10,450)  (28,634)   20,339
Income tax provision
 (benefit)             (8,185)    3,815    (3,462)  (12,179)    6,633
                      --------  --------  --------  --------  --------
Net income (loss)    $ (8,822) $  7,775  $ (6,988) $(16,455) $ 13,706
                      ========  ========  ========  ========  ========

Net income (loss)
 per common share:
  Basic              $  (0.54) $   0.49  $  (0.43) $  (1.02) $   0.87
                      ========  ========  ========  ========  ========
  Diluted            $  (0.54) $   0.48  $  (0.43) $  (1.02) $   0.86
                      ========  ========  ========  ========  ========

Average shares
 outstanding:
  Basic                16,226    16,021    16,222    16,202    15,805
  Diluted              16,226    16,263    16,222    16,202    16,026


                           CONSOLIDATED BALANCE SHEETS

                        September 30,    June 30, December 31,
                     ------------------- -------- ------------
                        2005      2004     2005      2004
                      --------  -------- --------   --------
Assets:
  Current assets     $227,401  $214,290  $211,893  $211,241
  Properties, net     384,027   327,315   366,394   340,038
  Deferred income
   taxes, net           3,217     8,789     1,084         -
  Other assets         20,361    19,521    19,197    19,348
                      --------  --------  --------  --------
   Total assets      $635,006  $569,915  $598,568  $570,627
                      ========  ========  ========  ========
Liabilities and
 stockholders'
 equity:
  Current portion of
   long-term debt    $ 63,974  $  5,601  $  6,673  $  5,605
  Other current
   liabilities        127,096   115,897   109,789   107,285
  Long-term debt,
   excluding current
   portion            228,539   220,402   267,847   229,634
  Deferred income
   tax liability,
   net                      -         -         -     2,522
  Other long-term
   liabilities         68,028    60,106    64,511    61,947
                      --------  --------  --------  --------
   Total liabilities  487,637   402,006   448,820   406,993
  Stockholders'
   equity             147,369   167,909   149,748   163,634
                      --------  --------  --------  --------
   Total liabilities
    and stockholder's
    equity           $635,006  $569,915  $598,568  $570,627
                      ========  ========  ========  ========

Total debt to total
 capitalization            66%       57%       65%       59%
                      ========  ========  ========  ========


                                   SEGMENT INFORMATION
                                                   Nine months ended
                        Third Quarter     Second     September 30,
                                          Quarter
                     ------------------- --------- ------------------
                         2005      2004      2005      2005      2004
                      --------  --------  --------  --------  --------
EBITDA: (A)
  Pulp               $  2,658  $ 11,902  $  2,851  $ 13,321  $ 36,909
  Wood Products         1,259    18,160     4,881    15,271    38,123
  General Corporate    (5,723)   (3,701)   (3,876)  (13,684)  (10,685)
                      --------  --------  --------  --------  --------
                       (1,806)   26,361     3,856    14,908    64,347
                      --------  --------  --------  --------  --------
Depreciation and
 amortization:
  Pulp               $  6,573  $  7,621  $  6,354  $ 19,504  $ 22,114
  Wood Products         2,820     1,762     2,386     7,152     5,282
  General Corporate       350       403       339     1,066     1,227
                      --------  --------  --------  --------  --------
                        9,743     9,786     9,079    27,722    28,623
                      --------  --------  --------  --------  --------
Operating income
 (loss):
  Pulp               $ (3,915) $  4,281  $ (3,503) $ (6,183) $ 14,795
  Wood Products        (1,561)   16,398     2,495     8,119    32,841
  General Corporate    (6,073)   (4,104)   (4,215)  (14,750)  (11,912)
                      --------  --------  --------  --------  --------

  Operating income
   (loss)            $(11,549) $ 16,575  $ (5,223) $(12,814) $ 35,724
                      ========  ========  ========  ========  ========

Additional
 Information:
  Lumber import
   duties            $ 10,400  $ 13,000  $ 10,100  $ 29,000  $ 32,600
  Capital
   expenditures        10,934     7,788    12,626    31,905    18,122

Notes:

(A) EBITDA equals net income (loss) before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net income (loss) using the depreciation and amortization, net interest expense and income tax provision (benefit) numbers in the above table. The Company uses EBITDA to evaluate the operating performance of its business on a consolidated basis and for each of its operating segments. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry. EBITDA is not a measure of liquidity under GAAP and should not be considered as an alternative to cash flow from operating activities.

    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161